DATED	1 February	2007

(1)	PAUL ANDREW WILLIAMS AND CLARE MARIE WILLIAMS T/A TOWERS INVESTMENTS

(2)	ZOO DIGITAL PUBLISHING LIMITED

LEASE

relating to
Ground Floor Offices Arundel Court Sheffield

Princess House
122 Queen Street
Sheffield S1 2DW
DX 10643 Sheffield
T: 0114 276 5555 F: 0114 276 3938
(Ref: GAV/THR/W1101/0043)

PRESCRIBED CLAUSES

LR1	Date of Lease

1 February 2007

LR2	Title Number(s)

LR2.1	Landlord’s Title Number(s)
SYK 452393

LR2.2	Other Title Number(s)
None

LR3	Parties to this Lease

Landlord

Paul Andrew Williams and Clare Marie Williams t/a Towers Investments of Valley
House, 1 Overlees, Barlow, Derbyshire S18 7TP

Tenant

Zoo Digital Publishing Limited

Company Number - 5701472

Registered Office - 20 Furnival Street Sheffield S1 4QT

Other Parties

None

LR4	Property

In the case of a conflict between this clause and the remainder of this Lease then for the purposes of registration this clause shall prevail

See the definition of “Premises” set out in the Particulars of the Lease

LR5	Prescribed Statements

None

LR6	Term for which the Property is leased

The term as specified in this Lease is set out in the Particulars of the Lease

LR7       Premium

None

LR8       Prohibitions or Restrictions on Disposing of this Lease

This Lease contains a provision that prohibits or restricts dispositions

LR9       Rights of Acquisitions

LR9.1	Tenant’s contractual rights to renew this Lease to acquire the reversion or another lease of the Property or to acquire an interest in other land

None

LR9.2	Tenant’s covenant to (or offer to) surrender this Lease

None

LR9.3	Landlord’s contractual rights to acquire this Lease

None

LR10	Restrictive Covenants Given in this Lease by the Landlord in Respect of Land Other than the Property

None

LR11	Easements

LR11.1	Easements granted by this Lease for the benefit of the Property

The easements as specified in Schedule 1

LR11.2	Easements granted or reserved by this Lease over the Property for the benefit of other Property

The easements as specified in Schedule 2

LR12	Estate Rentcharge Burdening the Property

None

LR13	Application for Standard Form of Restriction

None

LR14     Declaration of Trust Where There is More Than One Person Comprising the Tenant

None

LEASE PARTICULARS

Date	1 February 2007

Landlord	Landlord Paul Andrew Williams and Clare Marie Williams t/a Towers Investments of Valley House, 1 Overlees, Barlow, Derbyshire S18 7TP

Tenant	Zoo Digital Publishing Limited (company number 5701472) whose registered office is at 20 Furnival Street Sheffield S1 4QT

Premises
Ground floor offices in the Building at Arundel Court Arundel Street Sheffield which premises are shown edged red on the Plan together with the two car parking spaces edged red in the Car Park (“Car Parking Spaces”)

Term	Eight years from and including 1 February 2007 to and including the 31 January 2015

Rent	Thirty one thousand four hundred pounds (£31,400.00) per annum subject to review in accordance with Clause 5

Rent Commencement Date	Three months from the commencement of the Term or the date of occupation, whichever is the sooner

Review Dates	1 February 2012 and 31 January 2015

Permitted Use	the use for any purpose within the definition contained in Class B1 of the Schedule of the Town and Country Planning (Use Classes) Order 1987 and any ancillary purposes such as a staff canteen

WITNESSES as follows:-

1.            DEFINITIONS AND INTERPRETATION

1.1	Unless the context otherwise requires the following expressions bear the meanings ascribed to them as follows:

“Building” means Block 2 Arundel Court Arundel Street Sheffield tinted pink on the plan attached

“Car Park” means that part of the basement level of the Building from time to time designated by the Landlord for car parking

“CDM Regulations” means the Construction (Design and Management) Regulations 1994

“Conduits” means and includes all supply pipes wires cables ducts sewers drains gutters watercourses meters and all other conducting media and storage tanks or systems used therewith

“Encumbrances” means the covenants rights exceptions reservations and other matters contained mentioned or referred to in Schedule 3

“Environmental Protection Act” means the Environmental Protection Act 1990 and any Act or Acts amending replacing or modifying such Act for the time being in force or of a similar nature and all orders and regulations thereunder for the time being in force

“Exceptions” means the exceptions and reservations set out in Schedule 2

“Insured Risks” the risks of fire terrorism storm tempest flood lightning explosion and in peacetime aircraft and articles dropped therefrom malicious damage impact overflowing of tanks bursting of pipes third party liability and the Landlord’s property owners liability and such other risks as the Landlord shall from time to time insure or the Tenant reasonably requires so far as it is practicable so to insure (subject in all cases to any excesses exclusions and limitations imposed by insurers or underwriters generally in the United Kingdom insurance market when underwriting similar risks) except always such risks in respect of which insurance is not generally available in the United Kingdom insurance market in respect of premises similar to and in locations similar to the Premises

“Main Building” means Block 1 and Block 2 Arundel Court Arundel Street and Furnival Street edged green on the Plan

“Particulars” means the Lease Particulars set out in the beginning of this Lease

“Plan” means the plan or plans annexed hereto appropriately numbered

“Prescribed Rate” means the rate of interest which is from time to time Four per centum per annum above either:

(a)	the base lending rate of The Royal Bank of Scotland PLC in force; or

(b)
if at any time no such base lending rate exists such comparable rate as shall be substituted for it in England Provided that if there shall be no such substituted rate the said expression shall mean such rate of interest as shall be agreed between the Landlord and the Tenant as being reasonable in all the circumstances and failing such agreement such rate as shall be determined by a surveyor appointed on the application of the Landlord or the Tenant by the President (or some other officer if the President is unable to act) for the time being of the Royal Institution of Chartered Surveyors (or any successor to that Institution) who shall act as an arbitrator pursuant to the Arbitration Act for the time being in force

“Premises” means the property described in the Particulars and each and every part thereof together with the following parts:

(a)	all non-loadbearing walls situate wholly within the red edging on the Plan

(b)	one half (severed vertically) of all non-loadbearing walls separating the Premises from any other part of the Building

(c)
all plaster and other decorative finish applied to the inside surface of any wall bounding the Premises and not included in paragraphs (a) and (b) above or applied to any column or loadbearing wall wholly within the Premises

(d)	the whole of all internal doors and door frames

(e)	all ceilings bounding the Premises up to the level of (but excluding) the bottom of the joists, beams or slabs above them

(f)	all door finishes and floor screeds

(g)	all additions and improvements to the Premises

(h)	all the Landlord’s fixtures and fittings for the time being within the Premises but excluding any part of the structure or the exterior of the Building.

“Rent” means the sum referred to as the Rent in the Particulars

“Review Period” means the period between one Review Date and the ensuing Review Date or the expiry of the Term if there is no further ensuing Review Date

“Rights” means the rights set out in Schedule 1

“Term” means the contractual term hereby granted together with any period of extension or continuation thereof or of any holding over whether by statute agreement or at common law or otherwise

“Subtenant” means a person to whom the Tenant proposes to sublet the whole or a Permitted Part of the Premises.

“Superior Lease” means the lease dated 26 June 2002 and made between Sydney & Furnival Properties Limited (1) and Coleridge (Arundel Court 1) Limited & Coleridge (Arundel Court 2) Limited (2)

“Town and Country Planning Acts” means the Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991 and any Act or Acts for the time being in force amending or replacing the same and includes any order instrument regulation direction or plan made or issued thereunder or deriving validity therefrom and any future legislation or items such as aforesaid of a like nature or effect

“VAT” means value added tax or any equivalent tax which may at any time during the Term be imposed in substitution for it or in addition to it

1.2	Interpretation

1.2.1	“Landlord” includes the estate owner for the time being of the reversion immediately expectant on the Term

1.2.2	“Tenant” includes the Tenant’s successors in title and assignees

1.2.3	“Guarantor” includes any person who may from time to time guarantee all or any of the Tenant’s obligations under this Lease

1.2.4	“this Lease” includes (except where the contrary is indicated) any document supplemental or collateral to this document or entered into in accordance with this document

1.2.5
“Losses” includes all liabilities incurred by the Landlord all damage and loss suffered by it and all damages awarded against it all claims demands actions and proceedings made or brought against it and all costs disbursements and expenses

1.2.6
where there is more than one person for the time being included in the expression “Tenant” or “Guarantor” covenants and obligations at any time expressed to be made or assumed by the party shall be joint and several covenants and obligations

1.2.7	the covenants and obligations in this Lease shall be binding on and enforceable against personal representatives of any party to this Lease

1.2.8	the headings and the index are for locating references in the text and shall not affect the construction of this Lease

1.2.9
unless otherwise specified references to a particular statute or part of it (“statutory reference”) include anything (for example a notice direction order licence regulation byelaw rule and condition) deriving effect from any statute (“derivative legislation”) and referring to that statutory reference as it may have been extended modified amended or re-enacted by the date upon which its construction is relevant for the purposes of this Lease and not in the form that it was when originally enacted or as at the date of this Lease

1.2.10
references generally to “statute” or “statutes” include derivative legislation and any regulation or other legislation of the European Union that is directly applicable in the United Kingdom and include existing statutes and those that come into effect during the Term

1.2.11	references to “parties” or “party” mean the Landlord and the Tenant or either of them but in the absence of a specific provision to the contrary do not include the Guarantor

1.2.12	references to any clause paragraph or schedule without further designation shall be construed as a reference to the clause paragraph or schedule of this Lease so numbered

1.2.13	words importing one gender include all genders and words importing the singular include the plural and vice versa

1.2.14	any covenant by the Tenant not to do any act or thing includes an obligation not to allow that act or thing to be done

1.2.15	for the purposes of section 1 of the Perpetuities and Accumulations Act 1964 the perpetuity period applicable to this Lease is the shorter of the Term and 80 years from the commencement of the Term

1.2.16	rights granted by the Landlord are granted only to the extent that the Landlord is able to grant them and in common with the Landlord any superior landlord and everyone authorised by them

1.2.17	rights excepted reserved or granted to the Landlord are excepted reserved and granted to the Landlord any superior landlord and everyone authorised by them

1.2.18	in the following cases references to the Landlord include references to any superior landlord and any mortgagee of—the Landlord or any superior landlord:-

1.2.18.1
where there is any obligation on the Tenant to obtain the Landlord’s consent or approval or any acknowledgement from the Landlord to carry out any act to the satisfaction of the Landlord or to give any form of notice to the Landlord however in each case the requirement is expressed but nothing in this Lease imposes any obligation on any superior landlord or any mortgagee not to unreasonably refuse any consent approval acknowledgement or expression of satisfaction

1.2.18.2	where there is any obligation to pay any costs or fees to the Landlord or to reimburse the Landlord for any payment made or expense incurred

1.2.18.3	where there is any indemnity in the Landlord’s favour

2.           DEMISE AND RENT

In consideration of the rent and covenants on the part of the Tenant hereinafter reserved and contained the Landlord hereby demises unto the Tenant all that the Premises together with the Rights excepting and reserving unto the Landlord the Exceptions to hold the same unto the Tenant for the Term yielding and paying therefor during the Term first the Rent such rent to be paid in advance without any deductions by equal quarterly payments on the usual quarter days the first payment being a proportionate amount in respect of the period from and including the Commencement Date to the next succeeding quarter day to be made on the date hereof and secondly by way of additional yearly rent the amounts payable pursuant to the provisions of clause 3.2 of this Lease and thirdly any VAT which is or may be payable in respect of the rent first hereby reserved and fourthly any interest on the arrears of the rents hereby reserved and fifthly by way of additional rent the amounts payable pursuant to the provisions of clause 3.3 of this Lease

3.           TENANTS COVENANTS

The Tenant hereby covenants with the Landlord as follows:

3.1	Rent

To pay the rents (including revised rents ascertained under the provisions of clause 5 hereof and rents in respect of the Insured Risks) hereby reserved and made payable at the time and in manner aforesaid without any deductions and not to exercise or seek to exercise any right or claim to legal or equitable setoff

3.2	Insurance

To pay to the Landlord within 14 days of demand in each year during the Term:

3.2.1
a sum equivalent to the amount from time to time properly assessed by the Landlord’s-insurers as being payable by the Landlord by way of premium for keeping the Premises insured in their full reinstatement value from time to time (together with VAT on building costs) against loss or damage by the Insured Risks and three years rent (and VAT thereon) and architects’ surveyors’ engineers’ and other professional fees (and VAT thereon) and demolition and clearance expenses insured for the amount (reasonably estimated from time to time by the Landlord or its surveyors) necessary to cover the full costs (and VAT on such costs) of rebuilding or reinstating the Premises (including a due allowance for cost increases over the likely rebuilding period) against the Insured Risks;

3.2.2
the amount from time to time properly assessed by the Landlord’s insurers by way of premium as being payable by the Landlord for insuring the loss of rent of the Premises for three years (and VAT thereon) including the Landlord’s surveyor’s proper estimate of such rent where a part of the period in respect of which loss of rent insurance has been effected by the Landlord is subsequent to a date or dates when the yearly rent payable hereunder falls to be reviewed pursuant to the provisions of clause 5 hereof but any agreement of or acquiescence by the Tenant in such estimate shall not be deemed to be an agreement of the revised yearly rent for the purposes of clause 5 hereof;

3.2.3
any sum or sums by which the amount from time to time properly assessed by the Landlord’s insurers by way of premium as being insurance is increased by reason of the user of the Premises or by reason of any act default or omission on the part of the Tenant or any other occupant for the time being of the Premises;

3.2.4	any sum or sums properly deducted by the Landlord’s insurers by way of excess in respect of any claim; and

3.2.5
an amount equal to a proper proportion (to be conclusively determined by the Landlord) of the cost incurred by the Landlord of obtaining from time to time (but not more frequently than would be required by a reasonably prudent landlord) a professional valuation of the Building for insurance purposes.

Provided that the Landlord shall be entitled to retain any agency or other commission paid or allowed to the Landlord on such insurance premiums for the Landlord’s own benefit free of any obligation to bring the same into account under this Lease

3.3	Service Charge

To pay to the Landlord by way of further and additional yearly rent without any deduction firstly such proportion (to be exclusively determined by the Landlord’s surveyor acting reasonably) according to the proportion which the net internal area of the Premises shall from time to time bear to the net internal area of all lettable premises in the Building (as exclusively measured by the Landlord’s surveyor whose measurement shall be binding upon the Tenant in the absence of manifest error and in accordance with the Code of Measuring Practice issued by the Royal Institution of Chartered Surveyors and the Incorporated Society of Valuers and Auctioneers or any revision thereof for the time being issued) of the reasonable costs, expenses and outgoings properly incurred by the Landlord in connection with the repair maintenance and renewal of the lift and ancillary plant and machinery the lift lobbies staircases and passages within the Building and the provision of the services within the Building and the other heads of expenditure as the same are set out or referred to in Part I of Schedule 4 hereto and in accordance with good estate management and secondly such proportion (to be properly determined by the Landlord’s surveyor) according to the proportion which the net internal area of the Premises shall from time to time bear to the net internal area of the Main Building (as measured by the Landlord’s surveyor) of the reasonable costs expenses and outgoings properly incurred by the Landlord in connection with the repair maintenance renewal and insurance of the Main Building and the curtilage thereof and the provision of the services therein and the other heads of expenditure set out in Part II of Schedule 4 hereto and in accordance with good estate management

The amounts of the Service Charge shall be ascertained and certified annually by a certificate (“the Certificate”) signed by the Landlord’s auditors accountants or managing agents (at the discretion of the Landlord acting reasonably) as soon after the Landlord’s financial year as may be practicable and produced to the Tenant and shall relate to such year in manner hereinafter mentioned

3.3.1
The expression “the Landlord’s financial year” shall mean the period from the 1 s’ day of January in every year to the 31st day of December in the same year or such other annual period as the Landlord may in its absolute discretion from time to time determine as being that in which the accounts of the Landlord either generally or relating to the Premises be made up

3.3.2	A copy of the Certificate for each such financial year shall be supplied by the Landlord to the Tenant on written request and without charge to the Tenant

3.3.3
The Certificate shall contain a fair summary of the Landlord’s expenses and outgoings incurred by the Landlord during the financial year to which it relates and the Certificate (or a copy thereof duly certified by the person by whom the same was given) shall be conclusive evidence (except for any manifest error contained in it) for the purposes hereof of the matters which it purports to certify

3.3.4
The expression “The expenses and outgoings incurred by the Landlord” as hereinbefore used shall be deemed to include not only those expenses outgoings and other expenditure hereinbefore described which have been actually disbursed incurred or made by the Landlord during the year in question but also such reasonable part of all such expenses outgoings and expenditure hereinbefore described which are of a periodically recurring nature (whether recurring by regular or irregular periods) whenever disbursed incurred or made during the Term including a sum or sums of money by way of reasonable provision for anticipated expenditure in respect thereof as the Landlord or its agents may in their discretion allocate to the year in question as being fair and reasonable in the circumstances

3.3.5
On each of the usual quarter days in every year during the Term the Tenant shall pay to the Landlord (together with if so required by the Landlord any VAT payable thereon) such a sum (an “advance payment”) in advance and on account of the service charge for the Landlord’s financial year thence ensuing as the Landlord’s or their agents shall from time to specify at their discretion (acting reasonably) to be a fair and reasonable assessment of one quarter of the service charge for the financial year then current

3.3.6
As soon as practicable after the end of each Landlord’s, financial year the Landlord shall furnish to the Tenant an account of the service charge payable by the Tenant for that year with due credit being given therein for the advance payment made by the Tenant in respect of the said year and upon the furnishing of such an account there shall be paid by the Tenant to the Landlord the service charge or any balance thereof or there shall be allowed by the Landlord to the Tenant any amount which may have been overpaid by the Tenant by way of advance payments as the case may require

3.4	Outgoings

To pay and discharge all existing and future rates taxes duties charges assessments impositions and outgoings whatsoever (whether parliamentary parochial local or of any other description and whether or not of a capital or non-recurring nature) which are now or may at any time hereafter be assessed charged levied or imposed upon or payable in respect of the Premises or assessed charged levied or imposed upon or payable by any estate owner landlord tenant or occupier in respect thereof provided that the Tenant will not be responsible for any outgoings properly payable by the Landlord in respect of the receipt of any rent hereunder or the ownership of or any dealing with its reversionary interest in the Premises Provided Further That if any payments due under this clause 3.4 are due in respect of the Premises and any other part of the Building jointly to pay a proper proportion of them to be conclusively determined by the Landlord acting reasonably

3.5	VAT

Upon production of a properly addressed and valid VAT invoice to the Tenant to pay to the Landlord by way of additional rent all VAT at the rate for the time being in force which shall be payable (whether by statute or as the result of the exercise by the Landlord of a statutory right to waive an exemption or make an election) in respect of the rents and other sums payable by the Tenant hereunder and in every case where the Tenant covenants to pay an amount of money hereunder such amount shall be regarded as being exclusive of VAT

3.6	Interest on arrears

If at any time during the Term the said rents or the additional rent or rents or any part or parts thereof or any other sums due hereunder from the Tenant to the Landlord shall remain unpaid for more than ten working days after becoming payable (whether formally demanded or not) or the Landlord shall with good reason refuse to accept the same to pay to the Landlord interest upon the same at the Prescribed Rate calculated on a day to day basis (as well after as before any judgment) from the date upon which the same first became payable until the date of actual payment provided that nothing herein contained shall entitle the Tenant to withhold or delay payment thereof after the date upon which payment first falls due or in any way prejudice affect or derogate from the rights and remedies of the Landlord under this Lease

3.7	Notices

To deliver to the Landlord free of charge a copy of every notice order requisition direction or proposal given made or issued by a competent authority affecting the Premises or the user of the Premises as soon as reasonably practicable after the Tenant becomes aware thereof and at the request and cost of the Landlord to make or join in making such objections or representations against or in respect of any such notice order requisition direction or proposal as the Landlord shall reasonably deem expedient

3.8	Internal decoration

In every fifth year of the Term and in the last six months thereof however determined (but not in two consecutive years) to paint paper plaster or otherwise treat as the case may require all interior parts of the Premises usually or requiring to be painted, papered, plastered or otherwise treated with not less than two coats of good quality paint or other suitable material of good quality in a proper and workmanlike manner the colour and quality of the paint and other finishes in the last six months of the Term to be first approved by the Landlord and also at the same time with every such painting to wash down all tiles glazed bricks and similar washable surfaces and make good all ornamental works and generally to redecorate throughout restoring and making good the Premises

3.9	Repair

To repair and keep the Premises in good and substantial repair and condition except for damage caused by an Insured Risk unless and to the extent that the insurance money is irrecoverable because of an act or default of the Tenant or the Tenant’s servants or agents or any person at the Premises with the express and implied authority of the Tenant

3.10	Expenses

To pay on an indemnity basis all expenses (including without prejudice to the generality thereof solicitors’ counsel’s architects’ surveyors’ and bailiffs’ fees and other professional costs) and VAT thereon which may be properly incurred by the Landlord:

3.10.1
in any proceedings under Section 146 or 147 of the Law of Property Act 1925 or any statutory modification or re-enactment thereof for the time being in force or the preparation and service of any notice under those sections notwithstanding that forfeiture may be avoided otherwise than by relief granted by the court;

3.10.2
in respect of any application for any consent or the approval of any deed or document required under the terms of this Lease (whether or not such consent or approval shall be granted unless such consent is unlawfully refused);

3.10.3	in the recovery or attempted recovery of arrears of rent or rents due from the Tenant hereunder;

3.10.4	in preparing and serving a schedule of dilapidations at any time during the Term or within three months after its expiration or determination

3.11	Yield up

At the expiration or sooner determination of the Term:-

3.11.1	quietly to yield up the Premises with vacant possession thereof decorated repaired cleaned and kept in accordance with the Tenant’s covenants

3.11.2	to execute such deed or document as the Landlord shall require in order to cancel any entry or title relating to this Lease at HM Land Registry and

3.11.3	to ensure that any requisitions raised by HM Land Registry in connection with the cancellation of any entry or title relating to this Lease are dealt with promptly and properly

3.12	Entry

To permit the Landlord and its agents with or without workmen and others at any reasonable time or times and upon reasonable notice (except in cases of emergency) to enter and examine the Premises to ensure that nothing has been done therein which constitutes a breach of any of the covenants contained in this Lease and to examine the state and condition of the Premises

3.13	Remedy breaches

Within a reasonable period or in case of emergency immediately to remedy repair and make good all breaches of covenant and defects of which notice in writing shall be given by the Landlord to the Tenant and which the Tenant shall be liable to remedy repair or make good under the covenants contained in this Lease and in case the Tenant shall make default in so doing within three months after the date of any such notice it shall be lawful (but not obligatory) for the Landlord without prejudice to the right of re-entry hereinafter contained to enter upon the Premises and to remedy repair and make good the same at the cost of the Tenant which cost together with the reasonable expenses of the Landlord (including surveyors’ and other professional fees) and VAT thereon thereby properly incurred shall be a debt due from the Tenant to the Landlord and be forthwith recoverable by action subject always to the Landlord making good any such damage as soon as reasonably possible thereafter

3.14	Inventories

To permit the Landlord and its agents at any reasonable time or times on reasonable notice but not more than once in any calendar year to enter the Premises and to take schedules or inventories of the fixtures and things to be yielded up at the expiration or sooner determination of the Term

3.15	Notice Boards

3.15.1
At all convenient hours in the day time and upon prior notice to permit prospective purchasers of or dealers in the Landlord’s reversionary interest by order in writing of the Landlord or its agents to view the Premises without interruption

3.15.2
Except while the Tenant shall be entitled to and shall be taking the steps necessary to secure a new lease of the Premises under the Landlord and Tenant Act 1954 or otherwise to permit the Landlord or its agents on reasonable notice within six calendar months next before the expiration of the Term to enter upon the Premises and to fix and retain without interference upon any suitable part thereof but not so as to cause unnecessary interference to the Tenant’s business a notice board for re-letting the same and to permit persons by order in writing of the Landlord or its agents to view the Premises upon making prior appointment at all convenient hours in the day time without interruption

3.16	Alterations

3.16.1	Not to make or permit or suffer to be made any structural alterations or additions to the Premises

3.16.2
Not to make or permit or suffer to be made any non-structural alterations or additions to the Premises without the prior written consent of the Landlord which shall not be unreasonably withheld or delayed Provided always that nothing in this clause 3.16 shall prevent the Tenant from installing internal demountable partitioning works of a non-structural nature nor shall the consent of the Landlord be required in connection therewith

3.16.3
Not to make or permit or suffer to be made any alteration or addition to any electrical installation in or on the Premises except in accordance with the terms and conditions laid down by the Institution of Electrical Engineers and the regulations of the relevant electricity supply authority and with the prior written consent of the Landlord which consent will not be unreasonably withheld or delayed

3.16.4	Before carrying out any permitted alterations or additions and at its own cost to:-

3.16.4.1	obtain all necessary consents from any competent authority and any other person

3.16.4.2	supply all drawings specifications and other information that the Landlord reasonably requires in respect of them

3.16.4.3
enter into any covenants that the Landlord reasonably requires for the execution supervision and reinstatement of them and provide any security that the Landlord reasonably requires in the case of substantial alterations or additions

3.16.5	To complete and carry out any permitted alterations or additions:-

3.16.5.1	at its own cost

3.16.5.2	to the Landlord’s reasonable satisfaction

3.16.5.3	in a good and workmanlike manner

3.16.5.4	with good quality materials

3.16.5.5	so as not to interfere with any Conduits or so as to cause access to any of them to be or become more difficult than it was previously

3.16.5.6	in accordance with the plans specifications and details previously approved by the Landlord and

3.16.5.7	in accordance with all statutory local authority and insurers’ requirements and recommendations

3.16.6
If the Landlord requires it to remove any alterations or additions to the Premises or any part of them and to reinstate the Premises or the appropriate part of them to their former or proper condition before the end of the Term (however that occurs) with all work being done to the Landlord’s reasonable satisfaction

3.17	CDM Regulations

Where any works are carried out to or within the Premises to which the CDM Regulations apply and such works are carried out by or on behalf of the Tenant any underlessee (however inferior) or any other occupier of the Premises or any part of the Premises the Tenant:-

3.17.1	shall comply with the CDM Regulations and procure that any person involved in carrying out such works complies with the CDM Regulations

3.17.2
shall act (or if such works are to be carried out by an underlessee or any other person procure that such undertenant or other person acts) as the only client in respect of such works and shall make (or procure the making of) a declaration to that effect in accordance with regulation 4 of the CDM Regulations

3.17.3
shall procure that the declaration mentioned in clause 3.17.2 is sent without delay to the Health and Safety Executive in accordance with the CDM Regulations and that a copy of the Health and Safety Executive’s notice in acknowledgement of the said declaration is delivered without delay to the Landlord

3.17.4	warrants that it or the relevant underlessee or other person has the competence to perform the duties imposed on a client by the CDM Regulations

3.17.5
shall provide the Landlord with a copy of the health and safety file relating to such works upon their completion and (if the Landlord shall so request) copies of the whole or part of the health and safety file immediately on request

3.17.6	shall make the health and safety file relating to such works available for inspection by the Landlord on request

3.17.7
shall hand over to the Landlord the health and safety file relating the such works on the expiration or sooner determination of the Term and shall forthwith after becoming aware of any relevant information concerning health and safety relating to the Premises provide such information to the Landlord and obtain all necessary copyright licences permitting the use of such information

3.18	Use

Not without the consent of the Landlord (such consent not to be unreasonably withheld or delayed) to use or permit the Premises to be used otherwise than for the Permitted Use Provided that no representation or warranty is or has prior to the date hereof been given or made by or on behalf of the Landlord that any such use is or will be or will remain a permitted use under the Town and Country Planning Acts or that the Premises are or will remain otherwise fit for any such use and Provided that at no time shall the Premises or any part thereof be used in connection with the business of collecting storing treating or disposing of controlled waste as such expression is defined in Section 75 of the Environmental Protection Act

3.19	Restricted Uses

3.19.1	Not to use the Premises:

3.19.1.1	for any illegal or immoral purpose or

3.19.1.2	for any offensive noisy or dangerous trade business or manufacture

3.19.2	Not to allow any person to reside or sleep on the Premises

3.19.3	Not to hold any sale by auction on the Premises

3.19.4
Not to do anything on the Premises which is or may become a nuisance damage or annoyance to the Landlord or to any occupier or owner of any part of the Building or to any adjoining or nearby occupier or owner

3.19.5	Not to generate any noise in the Premises which can be heard or which creates vibrations that can be felt in any other part of the Building or in any neighbouring or adjoining property

3.20	Compliance with statutes

At all times during the Term at the Tenant’s expense to observe and comply with all statutes and all notices directions orders regulations byelaws rules and conditions made or to be made under or by virtue of any statute and all requirements of any public or local authority so far as they relate to or affect the Premises or the contents of or the user of the Premises or the employment thereon of any persons

3.21	Planning and environmental matters

Subject and without prejudice to clause 3.17:

3.21.1	not to make or permit or suffer to be made any application for planning permission nor to implement any planning permission without the previous consent in writing of the Landlord

3.21.2
not to do or omit or permit or suffer to be done or omitted any act or thing on or in relation to the Premises or the user of the Premises the doing or omission of which shall be or may in the reasonable opinion of the Landlord constitute a contravention of the Planning Acts

3.21.3
promptly to execute at the Tenant’s expense all such works as are or may under or in pursuance of the Planning Acts or any other statute be directed or required by any local public or other competent authority to be executed at any time and whether by the Landlord or Tenant (including without prejudice to the generality of the foregoing the provision and maintenance of fire escapes and toilet facilities and elimination of smoke effluvia vapour and grit)

3.21.4	not without the prior written consent of the Landlord to enter into any planning obligation for the purposes of Section 106 of the Town and Country Planning Act 1990

3.21.5	in relation to any act the commission or omission of which requires any consent licence or other authority under the Environmental Protection Act:-

3.21.5.1	not to do or omit to do (as the case may be) such act without obtaining such authority and

3.21.5.2	not to apply for such authority without the Landlord’s prior written consent

3.22	Insurance

3.22.1
Not to carry on or suffer upon the Premises any trade business or occupation in any manner or do or suffer any other thing which may make void or voidable any policy for the insurance of the Premises covered by the Insured Risks hereinafter referred to or render any increased or extra premium payable for such insurance and to comply at its own expense with all directions and recommendations of the insurers of the Premises of which the Tenant shall have notice in writing

3.22.2
To make up out of its own monies any deduction in any insurance monies paid by the Landlord’s insurers made as a result of the faulty repair or maintenance of the Premises by the Tenant in the performance of its covenants under this lease or otherwise by any act or default of the Tenant or the Tenant’s servants or agents or any person at the Premises with the express or implied authority of the Tenant

3.22.3
The Tenant warrants to the Landlord that prior to the execution of this Lease it has disclosed to the Landlord in writing any conviction judgement or finding of any court or tribunal relating to the Tenant (or any director or other officer or major shareholder of the Tenant) of such nature as to be likely to affect the decision of any insurer or underwriter to grant or to continue insurance of any of the Insured Risks and covenants to inform the Landlord immediately in writing of any such matter arising in the future

3.23	Dangerous materials

Not to keep or permit or suffer to be kept on the Premises any material of a dangerous nature especially inflammable explosive radioactive or other similar nature

3.24	Overloading

Not to fix to or place upon or permit or suffer to be fixed to or placed upon the Premises any machinery article or substance which in the reasonable opinion of the Landlord may be liable to damage or overload the roofs or floors or other structural parts of the Building

3.25	Signs

Not without the consent in writing of the Landlord first obtained which shall not be unreasonably withheld or delayed to affix or display or permit or suffer to be affixed or displayed to or on the Premises any sign fascia hoarding poster placard skysign flagpole mast lettering or advertisement or any aerial or satellite dish whatsoever which shall be visible from the outside the Premises and in default of obtaining such consent the Landlord may enter and remove the same at the cost of the Tenant

3.26	Encroachment

To take all steps reasonably necessary to prevent any encroachment upon the Premises or the acquisition of any new right to light passage drainage or other encroachment over upon or under the Premises and/or the Building and to give notice to the Landlord of any threatened encroachment or attempt to acquire any such easement

3.27	Alienation and Parting with Possession

3.27.1
Not (except by way of a permitted assignment or charging of the whole of the Premises or a permitted underletting of the Premises in accordance with clause 3.27 (“a Transaction”)) to transfer underlet charge or part with or share the possession or occupation of the whole or any part or parts of the Premises

3.27.2	Not to hold the Premises or any part or parts of the Premises or this Lease on trust for another

3.27.3	The Tenant may assign the Premises as a whole provided that the Tenant must not make such permitted assignment without first:

3.27.3.1	making a written application for a licence to assign and obtaining the Landlord’s prior written consent (such consent not to be unreasonably withheld or delayed);

3.27.3.2	satisfying the circumstances specified for the purposes of Section 19 (1A) of the Landlord and Tenant Act 1927 and set out in clause 3.27.4

3.27.3.3	complying with the conditions specified for the purposes of Section 19(1A) of the Landlord and Tenant Act 1927 and set out in clause 3.27.5

3.27.4	The circumstances referred to in clause 3.27.3.2 are that:

3.27.4.1	all sums due from the Tenant under this Lease have been paid at the date of the application of the licence to assign; and;

3.27.4.2
in the Landlord’s reasonable opinion there are at’ the date of the application for licence to assign no material outstanding breaches of any tenant covenant under this Lease or anyh personal covenants undertaken by the Tenant relating to the state and condition of the Premises;

3.27.4.3	in the Landlord’s reasonable opinion the proposed assignee is of no lesser financial standing than the Tenant or any guarantor of the Tenant;

3.27.4.4	the Landlord is reasonably sastisfied that the assignment will have no adverse impact on the open market value of the reversion expectant on the determination of the Term;

3.27.4.5
in the Landlord’s reasonable opinion the proposed assignee is a person who at the date of the application for licence to assign is likely to be able to comply with the tenant covenants of this Lease and is likely to continue to be such a person following the assignment;

3.27.4.6	the proposed assignee does not have the benefit of diplomatic immunity;

3.27.4.7
the proposed assignee is a corporation registered in (or if an individual is resident in a jurisdiction in which the order of a Court obtained in England and Wales will be enforced without any consideration of the merits of the case; and

3.27.4.8
in the case of an assignment to a company which is in the same group (within the meaning of Section 42 of the 1954 Act) as the Tenant the proposed assignee is in the Landlord’s reasonable opinion a company which at the date of the application for licence to assign is no less likely than the Tenant was at the date of either the grant or the assignment of this Lease to the Tenant to be able to comply with the Tenant’s covenants in this Lease and is likely to continue to be such a company following the assignment

3.27.5	The conditions referred to in clause 3.27.3.3 are that:

3.27.5.1
the Tenant shall enter into an authorised guarantee agreement (as defined in Section 16 of the 1995 Act), such agreement to be by way of deed in a form set out in Schedule 5 hereto with such amendments or additions as the Landlord shall reasonably require;

3.27.5.2
if so reasonably required by the Landlord the proposed assignee shall obtain one or more guarantors reasonably acceptable to the Landlord who shall covenant by deed with the Landlord in the form set out in clause 7 with such amendments or additions as the Landlord shall reasonably require; and

3.27.5.3
the written licence to assign shall contain a condition that if at any time prior to the assignment the circumstances (or any of them) specified in clause 3.27.4 cease to exist the Landlord may revoke the licence by written notice to the Tenant .

3.27.6
Nothing in this clause 3.27 shall limit the Landlord’s right to withhold consent to an assignment in circumstances other than those mentioned in clause 3.27.4 if it is reasonable to do so, or to give consent to an assignment subject to conditions other than those mentioned in clause 3.27.5 if those conditions are reasonable

3.27.7	The Tenant may underlet the Premises as a whole Provided That the Tenant must not make such permitted underletting without first:-

3.27.7.1	making a written application for licence to underlet and obtaining the Landlord’s prior written consent (such consent not to be unreasonably withheld or delayed) and

3.27.7.2	complying with the conditions specified in clause 3.27.8 and clause 3.27.9

3.27.8	The conditions referred to in clause 3.27.7.2 are that any underlease must:-

3.27.8.1
be granted at the full open market rent (and in no case at a rent less than the rent payable under this Lease at the time) without any fine or premium or reverse premium or other concession to the undertenant (other than any rent free period in respect of the time required to fit out the Premises which is required in the open market at the time) with rent being payable in advance on the usual quarter days

3.27.8.2	contain provisions for the review of the rent on the same dates and on the same basis as the review of the Rent in this Lease

3.27.8.3	contain covenants controlling dealings in accordance with this clause 3.27

3.27.8.4	contain a re-entry clause in a form equivalent to the re-entry clause in this Lease

3.27.8.5	be in a form approved by the Landlord (such approval not to be unreasonably withheld)

3.27.8.6	contain a lawful agreement between the Tenant and the undertenant that the provisions of sections 24 to 28 of the 1954 Act are excluded from applying to the tenancy created by the underlease

3.27.8.7	contain provisions requiring the consent of the Landlord to be obtained in respect of any matter for-which the consent of the Landlord is required under this Lease

3.27.8.8	otherwise be consistent with and include tenant covenants no less onerous than those in this Lease

3.27.9	Before any underlease is granted:-

3.27.9.1
the proposed underlessee must enter into a deed (to be prepared by the Landlord’s solicitors) in a form reasonably required by the Landlord containing direct covenants with the Landlord to comply with the underlessee’s obligations under the proposed underlease and the tenant covenants in this Lease (except the covenant to pay the Rent) -

3.27.9.2
if reasonably required by the Landlord the Tenant must procure that a guarantor approved by the Landlord (such approval not to be unreasonably withheld or delayed) enters into a deed (to be prepared by the Landlord’s solicitors) in the form form reasonably required by the Landlord to secure the obligations of the proposed underlessee to the Landlord

3.27.9.3	the Tenant must produce to the Landlord:-

(a)	a certified copy of the notice served on the undertenant as required by section 38A(3)(a) of the 1954 Act applying to the tenancy to be created by the underlease and

(b)	a certified copy of the declaration or statutory declaration made by the undertenant in accordance with the requirements of section 38A(3)(b) of the 1954 Act

3.27.10	In relation to any underlease granted by the Tenant it will:-

3.27.10.1	enforce compliance with the obligations in it and not waive any breach by the underlessee

3.27.10.2	not vary its terms forfeit it or accept a surrender of it without the Landlord’s consent such consent not to be unreasonably withheld

3.27.10.3	not commute any rent payable under it in whole or part

3.27.10.4
ensure that the rent payable under it is revised at each review date to the open market rent then obtainable but will not agree any revised rent without the Landlord’s approval (such approval not to be unreasonably withheld)

3.28	Registration

3.28.1
In respect of every Transaction that is registerable at HM Land Registry the Tenant shall promptly following completion of the Transaction apply to register it (or procure that the relevant person so applies)

3.28.2	The Tenant shall (or shall procure that) any requisitions raised by HM Land Registry in connection with an application to register a Transaction are dealt with promptly and properly

3.28.3	Within ten days of completion of the registration the Tenant shall send the Landlord official copies of its title (and where applicable of the undertenant’s title)

3.28.4
Within one month of every Transaction to give written notice to and produce a certified copy of any document effecting the Transaction to the Landlord’s solicitors and to pay to the Landlord’s solicitors by way of a registration fee the sum of £50 together with VAT thereon in respect of each such instrument

3.28.5	To supply to the Landlord any details required by the Landlord pursuant to Section 40 of the 1954 Act

3.29	Contamination

Not to discharge or allow to be discharged any solid matter from the Premises into the drains or sewers which belong to or serve the Premises nor to discharge or allow to be discharged therein any fluid of a poisonous or noxious nature or that contaminates or pollutes the water of any stream or river or canal and not to do any act or thing whereby the waters of any stream or river or canal may be polluted or the composition so changed as to render the Landlord liable to any action or proceedings by any person and to keep the Landlord indemnified in any proceedings that may arise through a breach of this covenant

3.30	Indemnity

To keep the Landlord fully and effectually indemnified at all times and the Tenant hereby indemnifies the Landlord accordingly against all Losses in respect of the death of or personal injury to any person or any physical damage to any property (whether alleged or demanded by the owners or occupiers of any adjoining or neighbouring properties or other parties) arising from the use or occupation of the Premises or the existence of any articles in or about the Premises or the execution of any works upon the Premises or any breach of any of the covenants in this Lease Provided That:-

3.30.1
before seeking indemnification from the Tenant under this clause 3.30 the Landlord shall use all reasonable endeavours to obtain indemnification under any relevant insurance policy towards the cost of which the Tenant shall have contributed hereunder and

3.30.2	the Landlord shall keep the Tenant duly informed of the nature and progress of all claims which shall be intimated to the Landlord in respect of which the Landlord claims to be entitled to indemnity

3.31	Fire precautions

To keep the Premises supplied and equipped with all fire fighting and extinguishing appliances as may from time to time be required by law or by the insurers of the Premises and also to keep in force regular maintenance contracts for such fire fighting and extinguishing appliances

3.32	Defective premises

As soon as reasonably practicable after becoming aware of the same to give notice forthwith to the Landlord of any “relevant defect” within the meaning of Section 4 of the Defective Premises Act 1972 or any statutory modification or re-enactment thereof in the state of the Premises and at all time to display and maintain all notices (including the wording thereof) and barriers or screens which the Landlord may from time to time display or erect or require to be displayed or erected at or in the Premises relevant to the subject matter of this clause

3.33	New Guarantor

Within fourteen days of becoming aware of (a) the death during the Term of the Guarantor or (b) any action being commenced or any legal proceedings being started or other steps or process being taken in relation to the Guarantor (I) being a company for any of the matters described in clause 6.2.1 hereof or (ii) being an individual for any of the matters described in clause 6.2.2 hereof to give notice of this to the Landlord and if so requested by the Landlord at the expense of the Tenant within twenty eight days of such request to procure some other person or company acceptable to the Landlord (acting reasonably) to execute a guarantee and covenant in respect of the Tenant’s obligations contained in this Lease in the form complying with the requirements set out in clause 7

3.34	Encumbrances

To observe and perform the Encumbrances insofar as the same relate to or affect the Premises and are still subsisting and capable of taking effect and to keep the Landlord fully and effectually indemnified at all times and the Tenant hereby indemnifies the Landlord accordingly against all costs claims liabilities actions and expenses arising from any breach non-observance or non-performance of or non- compliance with any of the Encumbrances

3.35	Evidence of compliance

If required to produce to the Landlord such evidence as the Landlord may reasonably require to satisfy itself that the provisions of this Lease have been complied with

3.36	Regulations

To comply with all reasonable written regulations from time to time made by the Landlord for the satisfactory running or management of the Building

3.37	Disputes

If required by the Landlord to submit any dispute with any other tenant of any other premises in the Building concerning the occupation or use of any part of the Building or anything else affected by this Lease to the Landlord for resolution when the Landlord’s decision shall be final and binding on the parties

3.38	Occupation

Not to leave the Premises unoccupied without notifying the Landlord and providing any caretaking or security arrangements that the Landlord reasonably requires

3.39	Window Cleaning

To clean the interior of any windows other glass or similar substance in the walls of the Premises whether internal or external as often as reasonably necessary and in any event at least monthly

3.40	Car Park

In connection with the use of the Car Park including the Car Parking Spaces:

3.40.1	not to litter or leave any rubbish on it

3.40.2	not to use it so as to be or become or cause a nuisance annoyance disturbance inconvenience injury or damage to the Landlord or any other user

3.40.3	not to obstruct any access or manoeuvring area

3.40.4	not to knowingly allow oil or grease to drip onto it and not to bring onto it any fuel or lubricating oil except any inside the tank or mechanical parts of any car using it

3.40.5	not to clean or undertake any maintenance work on any car using it

3.40.6
to comply with and ensure that the owners and drivers of all cars using the Car Park under its authority comply with all reasonable regulations made by the Landlord at any time for its satisfactory running or management

3.41	Land Registration Act 2002

If this Lease should be registered at HM Land Registry under the 2002 Act the Tenant will:-

3.41.1	use its reasonable endeavours to procure that the Tenant is registered at HM Land Registry as proprietor of the Lease as soon as reasonably practicable

3.41.2	use its reasonable endeavours to procure that all rights granted or reserved by the Lease are properly noted against the affected title(s) as soon as reasonably practicable and

3.41.3	deliver to the Landlord within ten days of registration official copies of the registered title and the title plan evidencing that the Tenant is the registered proprietor of the Lease

3.42	Superior Lease

3.42.1
To observe and perform the tenant’s covenants in the Superior Lease so far as they relate to or affect the Premises (save the obligation to pay rents and any other payments under the Superior Lease) as if they had been expressly incorporated in this Lease and so as to operate independently between the Landlord and Tenant as they do between the landlord and tenant of the Superior Lease

4.	LANDLORD’S COVENANTS

The Landlord hereby covenants with the Tenant as follows:

4.1	Quiet enjoyment

That the Tenant paying the rents hereby reserved and made payable (including revised rents) and performing and observing the several covenants conditions and agreements herein contained and on the Tenant’s part to be performed and observed shall and may peaceably and quietly hold and enjoy the Premises during the Term without any lawful interruption or disturbance from or by the Landlord or any person claiming under or in trust for the Landlord

4.2	Insurance

4.2.1
Provided that such insurance is commercially acceptable having regard to cost reasonable excesses and exclusions and general availability to insure and keep insured in their full reinstatement value from time to time (together with VAT on building costs) the Premises or at the Landlord’s option the Premises as part of the Building or any part of it against loss or damage by the Insured Risks and three years’ loss of Rent (and VAT thereon) and architects’ surveyors’ and engineers’ and other professional fees and demolition and clearance expenses (and VAT on such fees and expenses) in some insurance office of repute or with Lloyds Underwriters and in case of destruction of or damage to the Premises or any -pad thereof from any cause covered by such insurance for the time being and provided and to the extent that the Landlord’s insurance shall not have been vitiated or payment thereunder refused in whole or in part as a result of any act or default on the part of the Tenant or the Tenant’s servants or agents or any person at the Premises with the express or implied authority of the Tenant the Landlord will lay out all monies received in respect of such insurance (other than for loss of rent architects’ surveyors’ engineers’ and other professional fees and demolition and clearance expenses and VAT where applicable) for the purpose of rebuilding and reinstating the same as soon as reasonably practicable in a good and workmanlike manner using good quality materials Provided That if any competent authority shall lawfully refuse permission for or otherwise lawfully prevent any rebuilding or reinstatement of the Premises or any rebuilding or reinstatement shall be otherwise frustrated all relevant insurance monies (so far as not laid out as aforesaid) shall be receivable by the Landlord for its own use and benefit absolutely

4.2.2
Whenever reasonably required to produce to the Tenant (but save as provided by clause 4.2.3 not more than once in each calendar year) a copy of the policy or copies of the policies of such insurance or other sufficient written evidence from the insurers of the nature extent and terms thereof and confirmation from the insurers that the same is or the same are still in existence and the receipt for or other evidence of the payment of the premium for the same in respect of the period of insurance then current and allow the Tenant to make copies

4.2.3
To notify the Tenant of any proposed change in the insurer or terms of cover from time to time and to supply (at the written request of the Tenant) to the Tenant a copy or sufficient written evidence from the insurers of the terms of any new form of policy whenever the same becomes applicable

4.3	Services

To provide the services set out in Schedule 4

4.4	Superior Lease

To pay the rent and any other payments due under the Superior Lease

5.	RENT REVIEW

5.1	In this clause where the context admits:

5.1.1	“Assumptions” are the following assumptions at the relevant Rent Review Date;

5.1.1.1
that the Premises are available to let as a whole with vacant possession on the open market (without the payment of a premium by either party) for a term equal in length to the Term but commencing on the relevant Review Date and on the same terms as this Lease (other than the amount of the rent hereby reserved and any rent free period allowed to the Tenant but including like provisions for the rent review at the same intervals)

5.1.1.2	that the Premises are fully fitted out and equipped to the requirements of a willing tenant and are fit and available for immediate occupation and use

5.1.1.3	that no work has been carried out to the Premises during the Term which has diminished the rental value of the Premises

5.1.1.4
in the event that the Premises or any pipes serving the Premises or any rights enjoyed in connection with the Premises have been destroyed damaged or interrupted (by any cause whatsoever) that they have been fully restored

5.1.1.5	that all the covenants and conditions in this Lease have been duly performed and observed

5.1.2	“Disregards” are the following matters which are to be disregarded at the relevant Rent Review Date

5.1.2.1	Any effect on rent of the fact that the Tenant has been in occupation of the Premises

5.1.2.2	Any goodwill attached to the Premises by reason of the carrying on Thereat of the business of the Tenant

5.1.2.3
Any increase in the rental value of the Premises attributable to any improvement to the Premises made during the Term by and at the cost of the Tenant and carried out with the Landlord’s consent otherwise than in pursuance of an obligation to the Landlord

5.1.2.4
Any decrease in the rental value of the Premises attributable to the fact that VAT (or any tax of a similar nature that may be substituted for or levied in addition to VAT) is could or may be payable on the rent hereby reserved or the other monies payable hereunder

5.1.2.5	Any adverse effect on rent of any temporary works operations or other activities on any part of the Property or any neighbouring or adjoining property

5.1.2.6	Any restrictions relating to rent or security of tenure contained in any Act of Parliament and any direction thereby given relating to any method of determining rent

5.1.3
“Open Market Rent” means the rent (at the rate which would be payable following the expiration of any rent free period or period at a concessionary rent which might be granted in the open market on a new letting of the Premises or of comparable property) at which the Premises might reasonably be expected to be let in the open market at the relevant Rent Review Date between a willing landlord and a willing tenant making the Assumptions and disregarding the Disregards

5.1.4	“Rent Review Date” means each of the dates referred to in the Particulars and “relevant Rent Review Date” shall be construed accordingly

5.1.5	“Surveyor” means any arbitrator or expert appointed to determine the Open Market Rent payable from any Rent Review Date

5.2	The rent first reserved by this Lease shall be reviewed at each Rent Review Date in accordance with this Clause 5 and the rent payable hereunder shall be the highest of:

5.2.1	Open Market Rent; or

5.2.2	the yearly rent payable hereunder (but for any abatement of rent) immediately prior to the relevant Rent Review Date

5.3
The Open Market Rent shall be such sum as shall be agreed in writing between the Landlord and the Tenant at any time or in default of agreement such sum as shall be determined by the Surveyor nominated (in the absence of agreement) by or on behalf of the President of the Royal Institution of Chartered Surveyors on the application of either the Landlord or the Tenant not earlier than six months prior to the relevant Rent Review Date

5.3.1	If the determination of the Open Market Rent shall be made by the Surveyor the Surveyor shall act at the option of the Landlord as either:-

5.3.1.1	an arbitrator in accordance with the Arbitration Act 1996 or

5.3.1.2	an independent expert and not as an arbitrator or quasi arbitrator

5.3.2
If the Landlord shall apply to the President of the Royal Institution of Chartered Surveyors for the appointment of the Surveyor the Landlord shall specify whether the Surveyor is to act as an arbitrator or as an independent expert

5.3.3	If the Tenant shall apply to the President of the Royal Institution of Chartered Surveyors for the appointment of the Surveyor the Tenant shall notify the Landlord of the Tenant’s application

5.3.4
The Landlord shall notify the President of the Royal Institution of Chartered Surveyors and the Tenant within one month of receipt of notice from the Tenant in accordance with clause 5.3.3 whether the Surveyor is to act as an arbitrator or as an independent expert

5.3.5	If the Landlord does not so notify the President of the Royal Institution of Chartered Surveyors and the Tenant within one month of receipt of such notice the Surveyor shall act as an arbitrator

5.3.6	If the Surveyor shall act as an arbitrator the arbitration shall take place in accordance with the Arbitration Act 1996

5.3.7	If the Surveyor shall act as an expert

5.3.7.1	the fees and expenses of the Surveyor including the cost of his appointment shall be borne equally by the Landlord and the Tenant who shall otherwise each bear their own costs

5.3.7.2
the Surveyor shall afford to the Landlord and the Tenant an opportunity to make written representations to him and also an opportunity to make written counter-representations on any representations made to him by the other but will not be in any way limited or fettered by such representations or counter-representations and will be entitled to rely on his own judgment and opinion

5.3.8
If the Surveyor shall die delay or become unwilling or incapable of acting the President of the Royal Institution of Chartered Surveyors or a person acting on his behalf may on the application of either the Landlord or the Tenant discharge the Surveyor and appoint another in his place

5.4
If the Tenant shall fail to pay any costs awarded against the Tenant in any determination by the Surveyor under this clause 5 within 14 days of the same being demanded by the Surveyor the Landlord shall be entitled to pay the same and any amount so paid shall be forthwith repaid by the Tenant to the Landlord with interest thereon at the Interest Rate from the date of expenditure by the Landlord to the date of repayment

5.5
If the Open Market Rent payable from any Rent Review Date shall not have been agreed or ascertained in the manner aforesaid prior to the relevant Rent Review Date then and until such Open Market Rent is agreed or ascertained the Tenant shall continue to pay rent hereunder at the yearly rate and at such times and in such manner as shall have been applicable immediately prior to the relevant Rent Review Date and any rent in excess of such rent which may later be found to be payable hereunder in respect of the period from the relevant Rent Review Date until the quarter day next following the date of the agreement or ascertainment of the Open Market Rent shall be forthwith paid to the Landlord on the Open Market Rent being agreed or ascertained together with interest thereon at a rate of 4 per cent below the Prescribed Rate on a day to day basis from the relevant Rent Review Date to the date of actual payment

5.6
When the amount of the Open Market Rent payable from any Rent Review Date shall have been agreed or ascertained memoranda thereof shall be endorsed on the original and counterpart of this Lease and each party shall bear their own costs

5.7	It is hereby expressly agreed and declared that:-

5.7.1	a notice calling for a rent review may be served in respect of any Rent Review Date at any time before or after such Rent Review Date and

5.7.2	nothing shall make time of the essence in respect of any notice served or to be served on any date or any act done or to be done by the Landlord under this clause 5

5.8
On each and every occasion during the Term that any statute shall prevent or prohibit either wholly or in part the operation of the above provisions for review of the Rent at any Rent Review Date or the normal collection and retention of any increase in the Rent or any instalment or part thereof by the Landlord then and in each case respectively the Landlord may at its option require that:-

5.8.1
the operation of such provisions for the review of the Rent at any Rent Review Date shall be postponed to take effect on the first date thereafter upon which such operation may occur and such date shall be treated as a Rent Review Date hereunder and

5.8.2
the collection of any increase or increases in the Rent shall be postponed to take effect on the first date thereafter that such increase or increases may be collected and/or retained in whole or in part and on as many occasions as shall be required to ensure the collection of the whole increase and until any statute shall be relaxed either in whole or in part the Rent shall be the maximum sum from time to time permitted by law and reserved hereunder

6.	PROVISIONS

It is hereby agreed and declared as follows:

6.1	Notices

Any notice request consent or approval under this Lease shall be in writing and for the purpose of service of all notices hereby or by statute authorised to be served the regulations as to service of notices contained in Section 196 of the 1925 Act as amended by the Recorded Delivery Service Act 1962 shall be deemed to be incorporated in this Lease

6.2	Forfeiture

If the Rent or any of the other rents reserved by this Lease or any part thereof shall be in arrear for fourteen days after the same shall become due (whether legally demanded or not) or if there shall be a breach of any of the covenants or agreements on the part of the Tenant or the Guarantor or conditions contained in this Lease or if distress or execution is levied on any goods at the Premises or if any action is commenced or any legal proceedings are started or other steps or process taken in relation to the Tenant or the Guarantor:-

6.2.1	being a company for:-

6.2.1.1	the winding up or other dissolution of such company (save a voluntary winding up of a solvent company for the purpose of amalgamation or reconstruction)

6.2.1.2	the appointment of a liquidator trustee receiver administrative receiver or similar officer in respect of the whole or any part of the undertaking or assets of such company

6.2.1.3	the making of an administration order or

6.2.1.4	the entering into of a composition in satisfaction of the debts of such company or a scheme of arrangement of its affairs or

6.2.1.5	the striking-off of such company from the register of companies or

6.2.2	being an individual for:

6.2.2.1	the making of a bankruptcy order in respect of such individual

6.2.2.2	the making of an interim order for a voluntary arrangement of the affairs of such individual or

6.2.2.3	the entering into a deed of arrangement or other composition in connection with the affairs of such individual then and in any such case the Landlord or its agents may forthwith (or at any time thereafter) re-enter upon the Premises or any part thereof in the name of the whole whereupon the Term shall absolutely determine without prejudice to any rights of the Landlord in respect of arrears of the Rent or other subsisting breach of any condition or covenant or agreement on the part of the Tenant or the Guarantor

6.3	Rent abatement and Termination

6.3.1
In case the Premises or any part thereof shall at any time during the Term be so damaged or destroyed by any of the Insured Risks as to be unfit for occupation or use then (unless and to the extent that the insurance money shall be wholly or partially irrecoverable by reason solely or in part of any act or default on the part of the Tenant or the Tenant’s servants or agents or any person at the Premises with the express or implied authority of the Tenant) the Rent or a fair proportion thereof according to the nature and extent of the damage sustained shall from the date of such damage or destruction be suspended until the Premises shall again be rendered fit for occupation and use or until the expiration of three years from the date of such destruction or damage (whichever shall be the shorter period) and any dispute with reference to this proviso shall be referred to arbitration in accordance with the Arbitration Act 1996

6.3.2
If at the expiration of the three years specified in clause 6.3.1 the Premises have not been reinstated so as to be fit for occupation and use then either party may at any time thereafter (but before the Premises shall have been rendered fit for occupation and use) by notice in writing to the other party terminate this Lease but without prejudice to any right of action or remedy of either party in respect of any antecedent breach of the terms of this Lease

6.4	Compensation

The Tenant shall not be or become entitled to any compensation under the provisions of Section 37 of the Landlord and Tenant Act 1954 or any statutory modification or re-enactment thereof unless the conditions set forth in Section 38(2) thereof shall be satisfied in relation to the Tenant claiming compensation.

6.5	Exclusion of rights

Except as is hereby expressly granted to the Tenant the Tenant shall not be or become entitled to any right of way water drainage access to light or air to or for the Premises or to any other right privilege or easement which would in any way restrict or interfere with the user of any adjoining or neighbouring property whether of the Landlord or of any other person for building or any other purpose.

6.6	Non waiver

No demand for or receipt or acceptance of any part of the rents hereby reserved or any payment on account thereof shall operate as a waiver by the Landlord of any right which the Landlord may have to forfeit this Lease by reason of any breach of covenant by the Tenant and the Tenant shall not in any proceedings for forfeiture be entitled to rely on any such demand receipt or acceptance as aforesaid as a defence.

6.7	Disclaimer

The Landlord shall not be responsible to the Tenant or the Tenant’s licensees employees agents customers or visitors for any accident happening or injury suffered or damage to or loss of any chattels or property sustained on the Premises except in respect of those matters for which the Landlord is expressly made responsible under the Defective Premises Act 1972or any Act amending or replacing such Act or any regulations or Order made thereunder or which otherwise arise by reason of the wrongful act or default of the Landlord or its servants or agents.

6.8	VAT

In every case where the Tenant has agreed to reimburse the Landlord in respect of any payment made by the Landlord under the Terms of or in connection with this Lease the Tenant shall also reimburse the Landlord with any VAT paid by the Landlord on such payment

6.9	Representations

The Tenant acknowledges that this Lease has not been entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord except any such statement or representation which is expressly set out in this Lease or which was made by the Landlord’s solicitors in written responses to written enquiries raised by the Tenant’s solicitors or is otherwise recorded in correspondence passing between such solicitors

6.10	Removal of Tenant’s Items

6.10.1
The Tenant irrevocably appoints the Landlord to be the Tenant’s agent to store or dispose of any effects left by the Tenant on the Premises for more than seven days after the expiry or earlier determination of the Term on any terms which the Landlord reasonably thinks fit and without the Landlord being liable to the Tenant save to account for the net proceeds of sale less the costs of storage of the sale and of any other expenses and commission reasonably incurred by the Landlord

6.10.2	The Tenant will indemnify the Landlord:-

6.10.2.1
against any liability incurred by the Landlord to any third party whose property shall have been sold by the Landlord in the mistaken belief held in good faith (which shall be assumed unless the contrary be proved) that such property belonged to the Tenant and

6.10.2.2	against damage occasioned to the Premises and any Losses of the Landlord caused by or related to’ the presence of the effects in or on the Premises

6.10.3
If the Landlord having made reasonable efforts is unable to locate the Tenant the Landlord shall be entitled to retain such proceeds of sale for its own absolute benefit unless the Tenant shall claim them within six months of the date upon which the Tenant vacated the Premises

6.11	Party Walls

Any internal non-load bearing walls dividing the Premises from any other premises in the Building let or intended to be let to any other tenant of the Landlord are party walls within the meaning of section 38 of the Law of Property Act 1925 and shall be maintained at the joint expense of the respective estate owners

6.12	Determination of Superior Lease

Where any issue arising out of under or relating to the Superior Lease which affects or relates to the provisions of this Lease is determined under the Superior Lease it shall also be determined under this Lease and the determination of it under the Superior Lease shall bind the Tenant as well as the Landlord for the purposes of both the Superior Lease and this Lease

6.13	Break Clause

The Tenant may determine this Lease on the fourth anniversary of the commencement of the term (“the Termination Date”) provided that the Tenant shall give to the Landlord at least six months prior witten notification of its intention to determine this Lease and in such case this Lease shall be determined at the Termination Date but without prejudice to any claim by either party against the other in respect of any antecedent breach of any covenant or condition contained in this Lease

7.	GUARANTEE

7.1	Guarantee and Indemnity

7.1.1	The Guarantor guarantees to the Landlord that the Tenant shall:-

7.1.1.1
pay the rents reserved by this Lease and observe and perform the Tenant’s obligations in this Lease and that if the Tenant fails to pay any of those rents or to observe or perform any of the Tenant’s obligations the Guarantor shall pay or observe and perform them and

7.1.1.2
observe and perform any obligations the Tenant enters into in an Authorised Guarantee Agreement made in respect of this Lease and that if the Tenant fails to do so the Guarantor shall observe and perform those obligations

7.1.2	The Guarantor covenants with the Landlord as a separate and independent primary obligation to indemnify the Landlord against any failure by the Tenant:-

7.1.2.1	to pay any of the rents reserved by this Lease or to observe or perform any of the Tenant’s obligations in this Lease and

7.1.2.2	to observe or perform any of the obligations the Tenant enters into in an Authorised Guarantee Agreement

7.2	Guarantor’s Liability

7.2.1
The liability of the Guarantor under clauses 7.1.1.1 and 7.1.2.1 shall continue until the end of the Term or until the Tenant is released from the Tenant’s obligations in this Lease by virtue of the 1995 Act if earlier

7.2.2	The liability of the Guarantor shall not be affected by:-

7.2.2.1	any time or indulgence granted by the Landlord to the Tenant or

7.2.2.2
any delay or forbearance by the Landlord in enforcing the payment of any of the rents or the observance or performance of any of the Tenant’s obligations in this Lease (or the Tenant’s obligations under an Authorised Guarantee Agreement) or in making any demand in respect of any of the them or

7.2.2.3
any refusal by the Landlord to accept any rent or other payment due under this Lease where the Landlord believes that the acceptance of such rent or payment may prejudice its ability to re-enter the Premises or

7.2.2.4
the Landlord exercising any right or remedy against the Tenant for any failure to pay the rents reserved by this Lease or to observe or perform the Tenant’s obligations in this Lease (or the Tenant’s obligations under an Authorised Guarantee Agreement) or

7.2.2.5
the Landlord taking any action or refraining from taking any action in connection with any other security held by the Landlord in respect of the Tenant’s liability to pay the rent reserved by this Lease or observe and perform the Tenant’s obligations in this Lease (or the Tenant’s obligations under an Authorised Guarantee Agreement) including the release of any such security or

7.2.2.6	a release or compromise of the liability of any one of the persons who is the Guarantor or the grant of any time or concession to any one of them or

7.2.2.7
any legal limitation or disability on the Tenant or any invalidity or irregularity of any of the Tenant’s obligations in this Lease (or the Tenant’s obligations under an Authorised Guarantee Agreement) or any unenforceability of any of them against the Tenant or

7.2.2.8
the Tenant being dissolved or being struck off the register of companies or otherwise ceasing to exist or if the Tenant is an individual by the Tenant dying or becoming incapable of managing its affairs or

7.2.2.9	(without prejudice to clause 7.4) the disclaimer of the Tenant’s liability under this Lease or the forfeiture of this Lease or

7.2.2.10	the surrender of part of the Premises except that the Guarantor shall not be under any liability in relation to the surrendered part in respect of any period after the surrender or

7.2.2.11	by any other act or omission which without this paragraph would release the Guarantor except an express release under seal of the Guarantor by the Landlord

7.2.3	If the Guarantor comprises more than one party then the liability of each of the parties making up the Guarantor is joint and several

7.2.4	Any sum payable by the Guarantor shall be paid without any deduction set-off or counter-claim against the Landlord or the Tenant

7.3	Variations and Supplemental Documents

7.3.1
The Guarantor shall at the request of the Landlord join in and give its consent to the terms of any consent approval variation or other document that may be entered into by the Tenant in connection with this Lease (or an Authorised Guarantee Agreement)

7.3.2
The Guarantor shall not be released by any variation of the rents reserved by or the Tenant’s obligations in this Lease (or the Tenant’s obligations under an Authorised Guarantee Agreement) whether or not:-

7.3.2.1	the variation is material or prejudicial to the Guarantor or

7.3.2.2	the variation is made in any document or

7.3.2.3	the Guarantor has consented in writing or otherwise to the variation

7.3.3
The liability of the Guarantor shall apply to the rents reserved by and the Tenant’s obligations in this Lease (and the Tenant’s obligations under an Authorised Guarantee Agreement) as varied except to the extent that the liability of the Guarantor is affected by section 18 of the 1995 Act

7.4	Guarantor to Take a New Lease or Make Payment

7.4.1
If this Lease is disclaimed forfeited or prematurely brought to an end in any other way (except by surrender or the exercise of any break right) or the Tenant is dissolved struck off the register of companies or otherwise ceases to exist and the Landlord gives the Guarantor notice not later than six months after the Landlord becoming aware of the relevant event the Guarantor shall enter into a new lease of the Premises on the terms set out in clause 7.4.2

7.4.2	The rights and obligations under the new lease shall take effect from the date of the forfeiture or disclaimer and the new lease shall:-

7.4.2.1
be granted subject to the right of any person to have this Lease vested in them by the court and to the terms on which any such order may be made subject to the rights of any third party existing at the date of the grant

7.4.2.2	be for a term that expires at the same date as the end of the Term of .this Lease had the relevant event not occurred

7.4.2.3
reserve as an initial annual rent an amount equal to the Rent (as may have been reviewed under clause 5 on the date of the relevant event (subject to clause 7.5) and which is subject to review on the same terms and dates provided by this Lease [and]

7.4.2.4	be excluded from sections 24 to 28 of the 1954 Act and

7.4.2.5	otherwise be on the same terms as this Lease (as varied if there has been any variation)

7.4.3
The Guarantor shall pay the Landlord’s solicitors’ costs and disbursements (on a full indemnity basis) and any VAT in respect of them in relation to the new lease and shall execute and deliver to the Landlord a counterpart of the new lease within one month after service of the Landlord’s notice

7.4.4
The grant of a new lease and its acceptance by the Guarantor shall be without prejudice to any other rights which the Landlord may have against the Guarantor or against any other person or in respect of any other security that the Landlord may have in connection with this Lease

7.4.5
The Landlord may instead of giving the Guarantor notice pursuant to clause 7.4.1 but in the same circumstances and within the same time limit require the Guarantor to pay an amount equal to six months Rent (as may have been reviewed under clause 5) and the Guarantor shall pay that amount on demand

7.5	Rent at the Date of Forfeiture or Disclaimer

If at the date of the forfeiture or disclaimer there is a rent review pending under this Lease then the initial annual rent to be reserved by the new lease shall be the open market rent of the Premises at the relevant Rent Review Date as determined by the Landlord before the grant of the new lease

7.6	Payments in Gross and Restrictions on the Guarantor

7.6.1
Any payment or dividend that the Landlord receives from the Tenant (or its estate) or any other person in connection with any insolvency proceedings or arrangement involving the Tenant shall be taken and applied as a payment in gross and shall not prejudice the right of the Landlord to recover from the Guarantor to the full extent of the obligations that are the subject of this guarantee and indemnity

7.6.2
The Guarantor shall not claim in competition with the Landlord in any insolvency proceedings or arrangement of the Tenant in respect of any payment made by the Guarantor pursuant to this guarantee and indemnity and if it otherwise receives any money in such proceedings or arrangement it shall hold that money on trust for the Landlord to the extent of its liability to the Landlord

7.6.3
The Guarantor shall not without the consent of the Landlord exercise any right or remedy that it may have (whether against the Tenant or any other person) in respect of any amount paid or other obligation performed by the Guarantor under this guarantee and indemnity unless and until all the obligations of the Guarantor under this guarantee and indemnity have been fully performed

7.7	Other Securities

7.7.1
The Guarantor warrants that it has not taken and covenants that it shall not take any security from or over the assets of the Tenant in respect of any liability of the Tenant to the Guarantor and if it does take or hold any such security it shall hold it for the benefit of the Landlord

7.7.2
This guarantee and indemnity is in addition to any other security that the Landlord may at any time hold from the Guarantor or the Tenant or any other person in respect of the liability of the Tenant to pay the rents reserved by this Lease and to observe and perform the Tenant’s obligations in this Lease and it shall not merge in or be affected by any other security

7.8
The Guarantor shall not be entitled to claim or participate in any other security held by the Landlord in respect of the liability of the Tenant to pay the rents reserved by this Lease or to observe and perform the Tenant’s obligations in this Lease

8.	GOVERNING LAW

8.1	This Lease is governed by and must be construed in all respects in accordance with the laws of England and Wales and the parties irrevocably submit to the jurisdiction of the English Courts

8.2
To the extent that the Guarantor is entitled to any right of immunity from any judicial proceedings from the granting of any form of relief in any proceedings from attachment of its property or assets or from execution of judgment on the ground of sovereignty or otherwise in respect of any matter arising out of or relating to its obligations under this Lease the Guarantor does hereby and will irrevocably waive such right for the benefit of the Landlord and agrees not to invoke such right against the Landlord and consents to the giving of any such relief or the issue of any such proceedings or process of attachment or execution by the Landlord

9.	EXCLUSION OF THE 1954 ACT

9.1	The parties confirm that:-

9.1.1
the Landlord served on the Tenant a notice dated 29 January 2007 in relation to the tenancy created by this Lease (the “Notice”) in a form complying with the requirements of Schedule 1 to the Regulatory Reform (Business Tenancies) (England and Wales) order 2003 (the “Order”)

9.1.2
the Tenant or a person duly authorised by the Tenant in relation to the Notice made a statutory declaration dated 31 January 2007 (the “Declaration”) in a form complying with the requirements of Schedule 2 of the Order

9.1.3	the Tenant further confirms that where the Declaration was made by a person other than the Tenant the declarant was duly authorised by the Tenant to make the Declaration on the Tenant’s behalf

9.2	the parties confirm that there is no agreement for lease to which this Lease gives effect

9.3	the parties have agreed that the provisions of Sections 24 to 28 (inclusive) of the 1954 Act be excluded in relation to this Lease

10.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

10.1
Unless the right of enforcement is expressly provided it is not intended that a third party should have the right to enforce a provision of this Lease pursuant to the Contracts (Rights of Third Parties) Act 1999

10.2	The parties may by agreement rescind or vary this Lease without the consent of a third party to whom the right of enforcement of any of its terms has been expressly provided

11.	NEW OR OLD LEASE

This Lease is a new tenancy for the purposes of Section 1 of the 1995 Act

EXECUTED AS A DEED by the parties on the date which first appears in this Deed

SCHEDULE 1
Rights Granted

1.	The right (in common with the Landlord and all others so authorised by them or entitled thereto) of passage:-

1.1
On foot only and so far as necessary for ingress to and egress from the Premises in over and along all the entrances lift lobbies landings stairways passenger lift and passageways within the Building and leading thereto shown edged blue on the Plan

1.2
With or without vehicles and so far as necessary for ingress to and egress from the Car Parking Spaces within the Car Park in over and along the access ramp and access ways shown edged brown on the said Plan PROVIDED ALWAYS THAT

1.2.1	The Landlord shall be at liberty at any time and from time to time during the Term:

1.2.1.1	to make such alterations to the said routes as the Landlord shall reasonably think fit provided that access to and egress from the Premises is not impaired to any material extent

1.2.1.2
to erect place and maintain in the said routes at its reasonable discretion in all respects such signs lighting heating ventilating security or other equipment kiosks plans reception desks information desks and landscaping tables chairs benches and other seating and such other items as the Landlord may from time to time determine

1.2.2
The Landlord shall be at liberty to restrict the use of the said routes in such manner as the Landlord shall reasonably think fit for the purpose of carrying out work thereto or in connection with the provision of services provided always that any such restrictions shall be for as limited a period as it practicable and shall be imposed in such a manner as shall cause the least inconvenience to the Tenant or its agents servants employees licensees or invitees

2.
The right of free passage and running of water soil air steam smoke gas electricity and heating matter and telecommunications in and through the sewers drains watercourses ducts shafts flues radiators pipes cables and mains which are upon through or under adjacent premises in the Building or the Main Building

3.
The right for the Tenant its employees visitors and all persons authorised by them respectively to use the Car Parking Spaces or such other car parking space(s) within the Car Park as may be designated in writing from time to time by the Landlord for the purpose of parking private motor cars or light vans only

4.	The right to the use of sufficient toilet facilities in the Building as shall reasonably be designated from time to time in writing by the Landlord

5.	The right of support protection and shelter for the Premises from the Building and the Main Building

SCHEDULE 2
Exceptions

Excepting and reserving to the Landlord and the tenants and occupiers of any adjoining or adjacent property and their licensees and all others entitled thereto

1.
The right for the Landlord their successors in title and assigns and all persons authorised by them (in common with all others entitled thereto) upon at least 7 working days prior written notice (save in case of emergency) to enter with or without workmen into and upon the Premises and all parts thereof for the purpose of inspecting repairing maintaining altering cleansing examining or testing the Premises and all parts thereof and any sewers drains watercourses ducts shafts flues radiators pipes cables and mains servicing the same and to make all connections which may be necessary in relation thereto and for the purpose of carrying out any work or doing anything whatsoever comprised within the Landlord’s obligations herein contained or (whether or not comprised within the same) for which the Tenant is liable hereunder to make a contribution the person or persons exercising such right causing as little damage and inconvenience as practicable to the Premises and the Tenant and making good any damage so caused as soon as possible to the reasonable satisfaction of the Tenant

2.
The free and uninterrupted passage of water steam soil gas electricity heating matter and telephone communications from and to the adjacent buildings of the Landlord or any neighbouring land by and through all pipes sewers conduits cables wires ducts channels radiators and drains which are now or may hereafter within a period of 80 years from the date hereof be in upon or under the Premises

3.	All rights of light air way and other easements and rights now and hereafter belonging to or enjoyed by any neighbouring or adjacent buildings and land from or over the Premises

4.
The right at any time hereafter to build upon any land adjoining or near to the Premises and to alter or rebuild any of the adjoining or neighbouring premises or buildings and to let the same for any purpose or otherwise deal therewith notwithstanding that light or air to the Premises is in any such case thereby diminished

5.
The right of support and shelter and or other easements now or hereafter belonging to or enjoyed by all adjacent or neighbouring land or buildings of the Landlord or by other parts of the building of which the Premises form part

6.
The right to restrict temporarily the exercise of the rights mentioned in Schedule 1 hereto in connection with any of the services matters or things mentioned in Schedule 4 hereto but for such minimum period as is practicable and in such manner as to cause as little disturbance as practicable to the Tenant

SCHEDULE 3
Encumbrances

Entries in the Property and Charges Registers of Title Number SYK452393

SCHEDULE 4

Services

(Part I)

1.
Keeping the lift, lift car, lift lobbies, stairways, passages and ancillary plant and machinery and the plant machinery and equipment for the time being in the lift motor room and the boiler room and such other lifts lift cars lift lobbies stairways and passageways and ancillary plant machinery and equipment as from time to time exclusively serve the Building including any works of whatsoever nature required to be carried out to the same by any enactment (which expression in this paragraph includes any and every Act of parliament already or hereafter to be passed and any and every notice direction order regulation bye-law rule and condition already or hereafter to be made under or in pursuance or deriving effect from any such Act) in good and substantial repair and decorative condition including any renewal or replacement of the same (notwithstanding that any want of repair may be due to an inherent defect in the same or otherwise or to normal wear and tear or deterioration) save to the extent that the same is the subject of the Tenant’s repairing obligations contained in clause 3(9) hereof

2.	Running the Building and the services therein the subject of this Part I of this Schedule and keeping the lift car lift lobbies and passages in a clean and tidy condition

3.
Periodically inspecting servicing and maintaining or overhauling repairing or replacing the lift and plant machinery and equipment appertaining thereto the heating domestic hot water sprinkler and any other systems for the time being installed in the Building and the boilers and ancillary plant machinery and equipment within the same

4.
Effecting and maintaining at all times such lift boiler and machinery insurance as the Landlord may in its absolute discretion consider desirable or necessary in respect of the said lift and plant machinery and equipment appertaining thereto (including without prejudice to the generality of the foregoing public liability risks relating thereto) such insurance to be subject to such exclusions and limitations as may be imposed by the insurers and to be effected in some insurance office of repute or with underwriters or through such agency as the Landlord shall from time to time decide

5.
The provision of electricity gas or other fuel or means of energy for the lift and ancillary plant machinery and equipment the boiler and heating and domestic hot water systems and ancillary plant machinery and equipment and for lighting the lift the entrance hall staircases and landings and all other parts of the Building not exclusively occupied or intended to be occupied by a tenant

6.
(a) Wages expenses national insurance contributions residential accommodation charges (when such accommodation is within the Building or the Main Building) and any other expenses of such staff as the Landlord may in its absolute discretion deem desirable or necessary to enable the Landlord to provide the services referred to in this Part of this Schedule or any of them and for the general conduct management and the Twenty-four hour security of the Building

(b) Providing such staff accommodation workshops and other rooms within the Building as the Landlord may in its absolute discretion deem desirable or necessary for the proper provision of the services referred to in this Part of this Schedule or any of them and for the general conduct management and the twenty-four hour security of the Building

7
If the Landlord reasonably so desires the establishment and maintenance of a sinking fund to provide for any anticipated expenditure under this Part of this Schedule such a fund to be established and operated at its absolute discretion in all respects but always in the interest of good estate management of the Building

8.
The proper fees costs salaries and expenses of the Landlord and its respective surveyors auditors accountants or managing agents for (inter alia) the provision of any of the works or services referred to in this Part of this Schedule the computation preparation and audit of the Certificate referred to in clause 3.3.1 hereof and or the general management of the Building and any other costs properly and reasonably incurred in connection with the same

9.
Any proper costs incurred by the Landlord in connection with any maintenance or other contracts entered into in respect of any of the matters contained or referred to in this Part of this Schedule including (but without prejudice to the generality of the foregoing) any proper costs incurred in the preparation negotiation and completion of any such contracts

10.
(a) The proper fees of the Landlord’s surveyors architects quantity surveyors and engineers for preparing any drawings and specifications required by the Landlord for the carrying out of any of the services referred to in this Part of this Schedule and for the supervision of works

(b) Any proper legal fees incurred by the Landlord in connection with the management or administration of the Building or the service charge in connection with any enquiries or disputes relating to the same

11.	All rates charges assessments impositions and other outgoings payable by the Landlord in respect of all parts of the Main Building not exclusively occupied or intended to be occupied by a tenant

12.
Any proper costs incurred by the Landlord in connection with the provision (if any) of such general indicator board or boards within the Main Building as the Landlord in its reasonable discretion deem desirable or necessary for the better enjoyment and use of the Building by the tenants and occupiers of the same

13.
Providing repairing maintaining and renewing all reasonable furniture carpets soft furnishings floral displays and other decorations at any time in or about any part or parts of the Main Building not exclusively occupied or intended to be occupied by a tenant

14.
Providing such accommodation as the Landlord may in its reasonable discretion deem desirable or necessary for the purpose of housing any vehicles and equipment employed or required in connection with the supply servicing maintaining overhauling repairing and replacing of any of the services referred to in this Part of this Schedule hereto

15.
The proper cost of taking all steps deemed desirable or expedient by the Landlord for complying with making representations against or otherwise contesting the incidence of the provisions of any legislation or orders or statutory requirements thereunder concerning town planning public health highways streets drainage or other matters relating or alleged to relate to the Main Building and for which the Tenant is not directly liable hereunder

16.
Such value added tax as shall be attributable to the services or heads of expenditure hereinbefore referred to (or any of them) and other matters referred to in the Part of this Schedule or in the Lease and which shall be properly chargeable to the Tenant under the provisions of the Value Added Tax Act 1994 or any ;statutory modification or re-enactment thereof for the time being in force and any regulations or orders made or having effect thereunder

17.
Providing such computer hardware software and ancillary equipment and also such communication and security systems within the Building as the Landlord may in its absolute discretion deem desirable or necessary for the better running management enjoyment use and security of the Building

18.
Providing such other services materials goods and works as shall in the opinion of the Landlord or its agents be -reasonably necessary for the maintenance reconstruction renewal repair protection and management of the Building

19.	Providing such other plant materials services goods and works as the Landlord may in its reasonable discretion deem desirable or necessary

(Part II)

1.
Keeping the main walls roofs foundations and all other structural or non-structural parts of the Main Building and the exterior and curtilage thereof and all plant machinery equipment fixtures and fittings for the time being therein thereon or thereunder including without prejudice to-the generality of the foregoing all plant machinery fixtures and fittings for the time being located in the switchgear room shown cross-hatched mauve on the plans annexed hereto and also including any works of whatsoever nature required to be carried out by any enactment (which expression in this paragraph has the same meaning as is assigned to it in paragraph 1 of part I of this Schedule) in good and substantial repair and decorative condition (notwithstanding that any want of repair may be due to an inherent defect in the same or otherwise or to normal wear and tear or deterioration) save to the extent that the same is the subject of the Tenant’s repairing obligations contained in clause 3.9 of this Lease (or are intended to be similarly provided for under the provisions of the lease or leases to be granted in respect of the remaining lettable accommodation within the Main Building) or are provided for in part I of this Schedule

2.
Running and periodically inspecting servicing and maintaining or overhauling repairing and replacing in the interests of good estate management any facilities or systems for the time being installed in the Main Building the use of which are common to the Building and any other premises comprised within the Main Building

3.
Effecting and maintaining at all times insurance of the Main Building (including the lift shafts thereof) and all fixtures and fittings plant machinery and equipment from time to time therein but excluding all the lifts and machinery ancillary thereto situate therein subject to such exclusions and limitations as may be imposed by the insurers in some insurance office of repute or with Underwriters or through such agency as the Landlord shall from time to time decide in such sum as shall in the Landlord’s reasonable opinion represent the full reinstatement value thereof including architects’ and surveyors’ and other professional fees and incidental expenses against loss or damage by fire lightning explosion aircraft riot civil commotion strikers locked out workers persons taking part in labour disturbances malicious persons earthquake storm tempest flood bursting overflowing discharging or leaking of water tanks apparatus or pipes impact by road vehicles or animals subsidence and/or heave or landslip and all other insured risks and against public liability arising out of or in connection with any accident explosion collapse or breakdown and against employers liability and against loss of three years’ rent from time to time payable hereunder and against loss of the amounts payable by the Tenant and other tenants of the Main Building towards the costs expenses and outgoings of the kind mentioned in parts I and II of this Schedule for the period of three years and against all other risks as the Landlord shall reasonably deem necessary (“the insured risks”) and the Landlord will:-

(a)	make available to the Tenant on request at the offices of the Landlord or its surveyors a copy of the policy for inspection on fourteen days reasonable written notice and

(b)	procure that the interest of the Tenant is noted on the policy

(c)	notify the Tenant of any changes in the risks covered by the policy

4.
Save insofar as the same is provided for in paragraph 5 of Part l of this Schedule all electricity gas or other fuel and means of energy for any equipment comprised within the Main Building supplying services or facilities the use of which is common to the Building and any other premises comprised within the Building

5.
(a) Wages expenses National Insurance Contributions residential accommodation charges (where such accommodation is within the Building or the Main Building) and any other expenses for such staff as the Landlord may in its absolute discretion deem desirable or necessary to enable the Landlord to provide the services referred to in this Part of this Schedule or any of them and for the general conduct management and the twenty-four hour security of the Main Building

(b) Providing such staff accommodation workshops and other rooms within the Main Building as the Landlord may in its absolute discretion deem desirable or necessary for the proper provision of the services referred to in this Part of this Schedule or any of them and for the general conduct management and the twenty-four hour security of the Main Building

6.
If the Landlord reasonably so desires the establishment and maintenance of a sinking fund to provide for any anticipated expenditure under this Part of this Schedule such a fund to be established and operated at its absolute discretion in all respects but always in the interest of good estate management of the Main Building

7.	Fire protection periodical inspection servicing hire maintenance repair and renewal of the fire alarm system and any fire appliances or apparatus of whatsoever nature within the Main Building

8.
Without prejudice to the generality of paragraph 1 of this Part of this Schedule the cost of decorating the exterior of the Main Building and of cleaning and repointing the exterior stone and brickwork thereof

9.
The proper fees costs salaries and expenses of the Landlord’s surveyors staff auditors accountants or managing agents for (inter alia) the provision of any of the works or services referred to in this Part of this Schedule the computation preparation and audit of any Certificate in relation thereto and for the general management of the Main Building and any other proper costs incurred in connection with the same

10.
Any proper costs incurred by the Landlord in connection with any maintenance contracts entered into in respect of the plant apparatus and equipment and other services contained or supplied within the Main Building including (but without prejudice to the generality of the foregoing) any proper costs incurred in the preparation negotiation and completion of any such maintenance contracts

11.
(a) The proper fees of the Landlord’s’ surveyors architects quantity surveyors and engineers for preparing any drawings and specifications reasonably required by the Landlord for the carrying out of any of the services referred to in this Part of this Schedule and for the supervision of the works

(b) Any proper and reasonable legal fees incurred by the Landlord in connection with the management or administration of the Main Building or the service charge including in connection with any enquiries or disputes to the same

12.	All rates charges assessments impositions and other outgoings payable by the Landlord in respect of all parts of the Main Building not exclusively occupied or intended to be occupied by a tenant

13.
Providing such refuse containers in such locations within the Main Building as the Landlord in its absolute discretion deem desirable or necessary to keep the Main Building in a clean and tidy condition and any proper costs incurred in connection with the regular collection of refuse from the same or in connection with the installation within the Main Building of a suitable compactor for use in connection with the disposal of rubbish should the Landlord in its absolute discretion deem desirable or necessary

14.
Providing such accommodation as the Landlord may in its absolute discretion deem desirable or necessary for the purpose of housing any vehicles and equipment employed or required in connection with the supply servicing maintaining overhauling repairing and replacing of any of the services referred to in this Part of this Schedule

15.
The proper cost of taking all steps deemed desirable or expedient by the Landlord for complying with making representations against or otherwise contesting the incidence of the provisions of any legislation or orders or statutory requirements thereunder concerning town planning public health highways streets drainage or other matters relating or alleged to relate to the Main Building and for which the Tenant is not directly liable hereunder

16.
Such value added tax as shall be attributable to the services or heads of expenditure hereinbefore referred to (or any of them) and other matters referred to in this Part of this Schedule or in the Lease and shall be properly chargeable to the Tenant under the provisions of the Value Added Tax Act 1994 or any statutory modification or re-enactment thereof for the time being in force and any regulations or orders made or having effect thereunder

17.
Providing such computer hardware software and ancillary equipment and also such communication and security systems within the Main Building as the Landlord may in its absolute discretion deem desirable or necessary for the better running management enjoyment use and security of the Main Building

18.	Providing such other plant material services goods and works as the Landlord may in its reasonable discretion deem desirable or necessary

SCHEDULE 5

Authorised Guarantee Agreement

THIS AUTHORISED GUARANTEE AGREEMENT is made on 200[ ]
BETWEEN:

(1)	[ ] LIMITED (Company Number [ ]) whose registered office is

at[ ] (Tenant)

(2)	[ ] LIMITED (Company Number [ ]) whose registered office is

at [ ] (Landlord)

1.	PARTICULARS

1.1	“Assignee” means [

1.2	“Lease” means the lease of the Premises dated [ ] and made between [ (1) and [ ] (2) and includes any deeds and documents supplemental to it or entered into pursuant to it

1.3	“Premises” means [ ] as more particularly described in the Lease

2.	DEFINITIONS AND INTERPRETATON

In this Agreement unless the context otherwise requires:-

2.1	Definitions:-

“Assignment” means the assignment of the Lease to the Assignee in accordance with the terms of a licence to assign completed immediately before this Agreement and made between the Landlord (1) the Tenant (2) and the Assignee (3)

“Landlord” means the person so named as a party to this Agreement and any other person entitled to the immediate reversion to the Lease

“Liability Period” means the period starting on completion of the Assignment and ending at the end of the term of the Lease or if earlier on the date on which the Assignee assigns this Lease or is released from its obligations under the Lease by the 1995 Act

“Particulars” means the descriptions and terms in the preceding section of this Agreement headed Particulars which form part of this Agreement

“VAT” means Value Added Tax or any tax of a similar nature substituted for or levied in addition to it

“the 1995 Act” means the Landlord and Tenant (Covenants) Act 1995

2.2	Interpretation

2.2.1	If the Landlord or •the Tenant is more than one person then their covenants are joint and several

2.2.2	Any reference to a statute includes any modification, extension or re-enactment of it and any orders regulations directions schemes and rules made under it

2.2.3	Reference in this Agreement to any clause or schedule without further designation shall be construed as a reference to the clause or schedule of this Agreement so numbered

2.2.4	The index and clause headings in this Agreement are for ease of reference only

3.	AUTHORISED GUARANTEE

3.1	In consideration of the Landlord consenting to the Assignment:-

3.1.1
The Tenant guarantees to the Landlord that the Assignee will pay the rents reserved by the Lease and comply with its other obligations under the Lease throughout the Liability Period and that if the Assignee does not do so that the Tenant will

3.1.2
The Tenant covenants with the Landlord(- as a separate and independent primary obligation to the obligation contained in clause 3.1.1 to indemnify the Landlord against all losses costs damages and expenses suffered or incurred by it due to any failure by the Assignee to comply with any of its obligations under the Lease at any time during the Liability Period

3.2
The Tenant’s liability under clauses 3.1.1 and 3.1.2 shall not be affected by any disclaimer of the Assignee’s liability under the Lease any time or indulgence granted to the Assignee or anything else which but for this provision would release the Tenant -

3.3
If the Lease is brought to an end in any way (except by surrender or service of a valid break notice) during the Liability Period and the Landlord requires it within six months afterwards the Tenant will at its cost accept a new lease of the Premises from the date of the premature determination until the original date of contractual determination of the Lease on the terms of and at the rents reserved by the Lease

3.4
If the Landlord’s right to require the Tenant to accept a new lease arises under clause 3.2 but for any reason the Landlord does not require the Tenant to do so the Tenant shall pay to the Landlord on demand an amount equal to the rent and other monies which would have been payable under the Lease for the period starting on the date of the event giving rise to the Landlord’s right and ending on the date six months after the date or if earlier the date on which the Premises are re-let and any rent free period or period at a concessionary rent under the new letting expires

3.5	The Tenant

3.5.1	Confirms that its liability under this Agreement is to the Landlord and its successors in title without any need for an express assignment

3.5.2	Waives any right which it may otherwise have to require the Landlord to enforce any other remedy available to it or to proceed against the Assignee before proceeding against the Tenant

3.5.3	Shall not make any claim or exercise any right against the Assignee in competition with the Landlord

3.5.4	Shall not be entitled to participate in or stand in the Landlord’s place in respect of any other security held by the Landlord in respect of the Assignee’s obligations under the Lease

4.	COSTS

The Tenant covenants with the Landlord to pay to it on demand on a full indemnity basis all costs charges and expenses (including solicitors’ surveyors’ and other professional fees) incurred by it in connection with this Agreement including (without limitation) those arising from the consideration of the application leading to this Agreement and its preparation negotiation and completion and obtaining any consent, approval or information from anyone else.

5.	VAT

All money payable by and taxable supplies made to the Tenant under this Agreement are exclusive of VAT and the Tenant will pay all VAT properly chargeable in respect of them at the time when the money is due or the supply is made

6.	AUTHORISED GUARANTEE AGREEMENT PROTECTION

If anything in this Agreement prevents it from being an Authorised Guarantee Agreement within the meaning of the 1995 Act whether by virtue of section 15(5) of the 1995 Act or otherwise it shall be read and construed as if the words concerned were omitted with any necessary consequential amendments being made so that it always constitutes a valid authorised guarantee agreement within the meaning of the 1995 Act

7.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms but this does not affect any right or remedy of a third party which exists or is available apart from that Act

EXECUTED AS A DEED by the parties on the date which first appears in this Deed
SIGNED as a DEED and delivered	)

by PAUL WILLIAMS	)

in the presence of	)

SIGNED as a DEED and delivered	)

by CLARE WILLIAMS	)

in the presence of	)

Executed as a deed and delivered	)

By ZOO DIGITAL PUBLISHING LIMITED	)

acting by	)

Director

Director/Secretary